EXHIBIT 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

March 31, 2017

Board of Directors
STORE Capital Corporation
8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255

Issuance of 9,947,500 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to STORE  Capital Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters pursuant to the underwriting agreement, dated March 27, 2017 (the “Underwriting Agreement”), among the Company, on the one hand, and Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein (the “Underwriters”), on the other hand, of 9,947,500 shares (the “Shares”), including 1,297,500 Shares issued pursuant to the exercise of the option granted in Section 2 of the Underwriting Agreement, of common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be issued by the Company in an underwritten public offering. The offer and sale of the Shares have been registered on a Registration Statement on Form S-3 (File No. 333-208283), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 1, 2015 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Articles of Amendment and Restatement of the Company, together with all amendments and articles supplementary filed to date with respect thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of November 18, 2014 and by the Secretary of the Company as of the date hereof (collectively, the “Charter”);

Board of Directors
STORE Capital Corporation
March 31, 2017

(b)	the Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(c)	the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

(d)
the resolutions adopted by the board of directors (the “Board”) of the Company on November 5, 2015 and February 16, 2017, and resolutions adopted pursuant to an action by unanimous consent at a meeting of the Pricing Committee of the Board on March 27, 2017 relating to, among other things, the registration, issuance and sale of the Shares and the price per share to be paid to the Company by the Underwriters (collectively, the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(e)	the Registration Statement;

(f)
the preliminary prospectus supplement, dated March 27, 2017, as filed with the Commission on March 27, 2017 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated December 1, 2015 (the “Base Prospectus”);

(g)
the final prospectus supplement, dated March 27, 2017, as filed with the Commission on March 29, 2017 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”);

(h)	an executed copy of the Underwriting Agreement;

(i)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(j)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated March 20, 2017 (the “Good Standing Certificate”); and

Board of Directors
STORE Capital Corporation
March 31, 2017

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company.

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.
the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares; and

2.
the issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Final Prospectus, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company is based solely on the Good Standing Certificate.  In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers or fraudulent conveyances.  To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

Board of Directors
STORE Capital Corporation
March 31, 2017

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,
/s/ DLA Piper LLP (US)